EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Eastern Environment Solutions, Corp.

A signed original of this written statement required by Section 906 has been provided to Eastern Environment Solutions, Corp. and will be retained by Eastern Environment Solutions, Corp. and furnished to the Securities and Exchange Commission or its staff upon request.

March 18, 2010	/s/ Feng Yan
Feng Yan (Chief Executive Officer)

March 18, 2010	/s/ Jianhua Sun
Jianhua Sun (Chief Financial Officer)